EXHIBIT 10.1

URS CORPORATION
RESTATED INCENTIVE COMPENSATION PLAN

Amended and Restated Effective March 25, 2009

1.    Purpose and General Background.  The URS Corporation Restated Incentive Compensation Plan (the “Plan”) is intended to provide incentive compensation to individuals who make an important contribution to the financial performance of URS Corporation (“URS”) and its Affiliates.  Specific Plan objectives are to: (i) focus key Employees on achieving specific financial targets; (ii) reinforce a team orientation; (iii) provide significant award potential for achieving outstanding performance; and (iv) enhance the ability of URS and its Affiliates to attract and retain highly talented and competent individuals.

Each Award provided by the Plan constitutes a Performance Cash Award (as defined in the URS Corporation 2008 Equity Incentive Plan, as amended from time to time (the “EIP”)) and shall be governed by the provisions of the EIP, the Plan, and any documents regarding the application of the Plan with respect to a particular Plan Year.  In the event of any conflict between the provisions of the EIP, the Plan and any such documents, the provisions of the EIP shall control.  In the event of any conflict between the provisions of the EIP, the Plan or any such documents and the provisions of a Designated Participant’s employment agreement, the provisions of the Designated Participant’s employment agreement shall control.

2.     Definitions.

(a) “Affiliate” shall mean, at the time of determination, any “parent” or “subsidiary” of URS as such terms are defined in Rule 405 of the Securities Act of 1933, as amended.  The Committee shall have the authority to determine the time or times at which “parent” or “subsidiary” status is so determined.

(b) “Actual Award” or “Award” shall mean the incentive amount earned under the Plan by a Designated or Non-Designated Participant.

(c) “Actual Bonus Pool” or “Actual Pool” shall mean the calculated amount available for distribution to all Designated and Non-Designated Participants under the provisions of the Plan.

(d) “Base Salary” shall mean the actual base earnings of a Designated Participant for the Plan Year, exclusive of (i) any bonus payments under this Plan or any other prior or present commitment (including contractual arrangements), (ii) any salary advance, (iii) any allowance or reimbursement, and (iv) the value of any basic or supplemental employee benefits or perquisites.  Base Salary refers only to amounts earned while a Designated Participant during the Plan Year.

(e) “Board” shall mean the Board of Directors of URS.

(f) “CEO” shall mean the Chief Executive Officer of URS.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Compensation Committee” or “Committee” shall mean the Compensation Committee of the Board.  The Committee shall consist solely of two (2) or more outside directors, as defined in Section 162(m) of the Code.

(i) “Covered Employees” shall mean the CEO and the four (4) highest compensated officers (other than the CEO), as defined in Section 162(m) of the Code, of URS and its Affiliates.

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(j) “Designated Participant” shall mean an Employee of URS or an Affiliate designated by the Committee or, if not a Section 16 Officer, by the CEO to participate in the Plan.  Designation will be made only in writing.

(k) “EIP” shall mean the URS Corporation 2008 Equity Incentive Plan.

(l) “Employee” shall mean an employee of URS or an Affiliate.

(m) “Fiscal Year” shall mean the fiscal year of URS.

(n) “Maximum Award” shall mean the maximum amount to be paid to a Covered Employee for each Plan Year, which amount shall be up to three (3) times Base Salary, as in effect on the first day of the Plan Year, but in no event shall any Maximum Award exceed five million dollars ($5,000,000).

(o) “Non-Designated Participant” shall mean an Employee who is not a Covered Employee and who is selected to receive an award under the Plan on the basis of outstanding individual performance.  Employee selection will be made at the end of the Plan Year, either by the Committee at the recommendation of the CEO if involving a Section 16 Officer, or by the Committee or the CEO if not involving a Section 16 Officer.  Unlike Designated Participants, Non-Designated Participants will not be assigned Target Award Percentages.

(p) “Performance Criteria” shall mean the one or more criteria that the Committee shall select for purposes of establishing the Performance Goals for a Plan Year.  The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, or any ratio between two or more of, the following: (i) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (ii) earnings before interest and taxes (“EBIT”); (iii) earnings before unusual or nonrecurring items; (iv) net earnings; (v) earnings per share; (vi) net income; (vii) gross profit margin; (viii) operating margin; (ix) operating income; (x) net operating income; (xi) net operating income after taxes; (xii) growth; (xiii) net worth; (xiv) cash flow; (xv) cash flow per share; (xvi) total stockholder return; (xvii) return on capital; (xviii) stock price performance; (xix) revenues; (xx) costs; (xxi) working capital; (xxii) capital expenditures; (xxiii) changes in capital structure; (xxiv) economic value added; (xxv) industry indices; (xxvi) expenses and expense ratio management; (xxvii) debt reduction; (xxviii) profitability of an identifiable business unit or product; (xxix) levels of expense, cost or liability by category, operating unit or any other delineation; (xxx) implementation or completion of projects or processes; (xxxi) contribution; (xxxii) average days sales outstanding; (xxxiii) new sales; and (xxxiv) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Committee.  The Committee shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for a Plan Year.

(q) “Performance Goals” or “Goals” shall mean, for a Plan Year, the one or more goals established by the Committee for the Plan Year based upon the Performance Criteria.  Performance Goals may be set on a URS-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to other Performance Criteria or internally generated business plans approved by the Board, the performance of one or more comparable companies or a relevant index.  As authorized under the EIP, the Committee shall appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Plan Year as follows, provided that such adjustments shall only be made with respect to any of the following that are objectively determinable and determined by the Committee to have a material effect on the calculation of the Performance Goals: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item; (vii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (viii) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (ix) to exclude the dilutive effects of acquisitions or joint ventures; (x) to assume that any business divested by URS achieved performance objectives at targeted levels during the balance of a Plan Year following such divestiture; (xi) to exclude the effect of any change in the outstanding shares of common stock of URS by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (xii) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and (xiii) to reflect any partial or complete corporate liquidation.  The Committee also retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(r) “Plan” shall mean this URS Corporation Restated Incentive Compensation Plan, as amended from time to time.

(s) “Plan Year” shall mean the Fiscal Year over which performance is measured under this Plan; provided, however, that with respect to any Covered Employee who is hired during the Plan Year after the Committee has established the Performance Goals for the Plan Year, the term “Plan Year” shall mean the period over which performance is measured under this Plan for such Covered Employee pursuant to Section 4(d).

(t) “Section 16 Officer” shall mean a Covered Employee and any other executive officer of URS and its Affiliates designated or reasonably expected to be designated as an “executive officer” of URS within the meaning of the Securities Exchange Act of 1934, as amended.

(u) “Target Award” shall mean a Designated Participant’s Target Award Percentage multiplied by the Designated Participant’s Base Salary earned during the Plan Year.  This amount represents the anticipated payout to the Designated Participant if all applicable Performance Goals are met at targeted levels.

(v) “Target Award Percentage” shall mean a percentage of Base Salary assigned to a Designated Participant in accordance with the provisions of the Plan.

(w) “Target Bonus Pool” or “Target Pool” shall mean the amount anticipated to be distributed to all Designated and Non-Designated Participants if all applicable Performance Goals are met at targeted levels.  Separate Target Bonus Pools may be established for URS and for one or more of its Affiliates and business units, as determined by the Committee.

(x) “Termination” shall mean the Designated Participant’s ceasing his or her service with URS or any of its Affiliates for any reason whatsoever, whether voluntarily or involuntarily, including by reason of death or permanent disability.

(y) “URS” shall mean URS Corporation, a Delaware corporation.

(z)  “Year-end” shall mean the end of the Fiscal Year.

3.    How Awards Are Earned Under the Plan.

(a) General Plan Description.  The Plan provides the opportunity for key Employees to receive cash Awards based on the performance of URS, one or more of its Affiliates and/or one or more of its business units, and on individual performance.  An overview of how the Plan works follows.

In general, certain Designated Participants will be selected to participate in the Plan at the beginning of or during the Plan Year.  Upon selection to participate in the Plan, each Designated Participant will be assigned a Target Award Percentage.  This Target Award Percentage, multiplied by the Designated Participant’s Base Salary earned during the Plan Year, will equal the Designated Participant’s Target Award.  This Target Award represents the amount that is expected to be paid to a Designated Participant if specified Performance Goals have been fully met at targeted levels.

In addition, funds will be set aside for discretionary Awards to selected other Employees (referred to as Non-Designated Participants), who have demonstrated outstanding individual performance during the Plan Year.

The sum of all Target Awards for Designated Participants and expected payouts to Non-Designated Participants will equal the Target Bonus Pool.  The Actual Bonus Pool and Actual Awards may be greater or less than the Target Bonus Pool and Target Awards, and will be determined based on the actual achievement of the Performance Goals for the Plan Year as detailed further in Sections 3(f) and 3(g).  Separate Target Bonus Pools may be established for URS and each of its Affiliates.

(b) Designated and Non-Designated Participants.  Plan participation is extended to selected Employees who, in the opinion of the Committee on the recommendation of the CEO if a Section 16 Officer (other than the CEO), or in the opinion of the CEO and/or the Committee if not a Section 16 Officer, have the opportunity to significantly impact the annual operating success of URS and/or its Affiliates.  These Employees are the Designated Participants and will be notified in writing of their selection to participate in the Plan.  This notification letter for all Designated Participants except Covered Employees will be signed by the CEO.  The Committee will determine the Plan participation of all Covered Employees, and the letter of notification to a Covered Employee will be signed by the Chairman of the Committee.

In addition to the Designated Participants, there may be a group of other Employees who are selected to receive Awards based on their outstanding individual performance during the Plan Year.  These other Employees are the Non-Designated Participants and will not be selected until the completion of the Plan Year.  The selection of any Non-Designated Participant who is a Section 16 Officer may be made only by the Committee on the recommendation of the CEO, and the selection of any other Non-Designated Participant may be made by either  the Committee on the recommendation of the CEO or the CEO.

(c) Target Award Percentages for Designated Participants.  Each Designated Participant will be assigned a Target Award Percentage by the Committee or, if not a Section 16 Officer, by the Committee or the CEO.  The Committee, in its sole discretion, may consider recommendations made by the CEO as to individual Target Award Percentages for Designated Participants (other than the CEO).  The individual’s Target Award Percentage, when multiplied by the individual’s Base Salary earned during the Plan Year, represents the individual’s Target Award, which is the anticipated payout to a Designated Participant if the applicable Performance Goals are met at targeted levels.  Each Designated Participant’s Target Award Percentage will be included in the letter of notification described in Section 3(b) above.

(d) Target Bonus Pool.  The Target Bonus Pool will equal the sum of all Target Awards for Designated Participants plus an amount set aside for possible distribution to Non-Designated Participants.

(e) Performance Goals.  The Performance Goals for the Plan Year for the Designated Participants will be determined by the Committee or, if not involving a Section 16 Officer, by the Committee or the CEO.  Performance Goals will be based on any one, all or a combination of the Performance Criteria.  The weight to be given to each of the Performance Criteria shall be determined by the Committee or, if not involving a Section 16 Officer, by the Committee or the CEO.  The relative weighting of Performance Goals with respect to Target Awards for Designated Participants, other than Covered Employees, may be changed for such Designated Participants at the end of the Plan Year.  The Committee, or if not involving a Section 16 Officer the Committee or the CEO, may establish different Performance Goals for URS, for one or more Affiliates and for one or more business units and may establish different Performance Goals for each Designated Participant or for groups of Designated Participants.

(f) Relationship Between Performance and the Actual Bonus Pool.  The Actual Bonus Pool will vary from the Target Pool based on the actual performance of URS or the relevant Affiliate or business unit(s) relative to the Performance Goals for the Plan Year.  The Actual Pool will vary in relationship to the Target Pool based on a written schedule of possible outcomes approved by the Committee for each Plan Year, and such schedule shall include a limit on the Actual Bonus Pool, which limit may be later raised at the discretion of the Committee but without any effect on the Actual Award paid to a Designated Participant who is a Covered Employee (who shall be subject to a Maximum Award).  The Committee may approve a separate schedule for URS, one or more Affiliate or one or more business units.

(g) Actual Awards to Designated and Non-Designated Participants.  Actual Awards to Designated Participants may be greater or less than the Target Awards of those Designated Participants, and will be determined based on the achievement of the respective Performance Goals of the Designated Participants for the Plan Year and the relationship between the Actual Bonus Pool and the Target Pool as contemplated by Section 3(f) above.

After allocating Actual Awards to Designated Participants pursuant to the preceding paragraph, the remaining funds in the Actual Pool will be available for allocation to Non-Designated Participants.

Actual Awards distributed to Non-Designated Participants who are Section 16 Officers will be determined on a discretionary basis by the Committee, and Actual Awards distributed to other Non-Designated Participants will be determined on a discretionary basis by either the Committee or the CEO.  URS and its Affiliates are under no obligation to distribute any of the Actual Pool to Non-Designated Participants.  The sum of all Awards to Non-Designated Participants may not exceed the amount available in the Actual Pool after Actual Awards have been allocated to Designated Participants.

Notwithstanding any provision of the Plan to the contrary, the maximum payment under the Plan for any Plan Year to any Designated Participant or Non-Designated Participant shall not exceed five million dollars ($5,000,000).

(h) Special Rules for Covered Employees.  Notwithstanding any provision of the Plan to the contrary, the Committee shall establish Target Award Percentages, Performance Goals, the relationship between actual performance and the Performance Goals as contemplated by Section 3(f), and any other term necessary under the Plan to determine the Actual Awards for Covered Employees not later than ninety (90) days after the beginning of each Plan Year, provided that the outcome is substantially uncertain at such time; provided, however, that such ninety (90) day requirement shall not apply in the case of a Covered Employee whose remuneration, within the meaning of Section 162(m) of the Code, for the Fiscal Year, in the determination of the Committee, is not expected to exceed one million dollars ($1,000,000).

4.    Other Plan Provisions.

(a) Award Payment.  Assessment of actual performance and payout of Awards will be subject to completion of the Year-end independent audit and certification by the Committee that the applicable Performance Goals and other material terms of the Plan have been met.

The Actual Award earned will be paid to a Designated Participant (or the Designated Participant’s heirs in the case of death) in cash within thirty (30) days following the completion of both the above-referenced independent audit and certification by the Committee.  Awards to Non-Designated Participants shall be paid concurrently to the extent practicable, but in any case within thirty (30) days following the payment of Awards to Designated Participants.  Payroll and other taxes will be withheld as required by law.

(b) Employment.  In order to receive an Award under the Plan, a Designated Participant must be employed by URS or an Affiliate on the last day of the Plan Year, except as otherwise provided herein.  Selection for participation in the Plan does not convey any employment rights.  Terms and conditions of Designated Participants’ employment agreements with URS or its Affiliates addressing issues other than payment of bonus or incentive compensation, if any, supersede the terms and conditions of the Plan.

(c) Termination.  If Termination of a Designated Participant occurs prior to the end of the Plan Year by reason of the Designated Participant’s death, Disability or Retirement (as such terms are defined in the EIP), excluding the Retirement of a Covered Employee, the Designated Participant (or the Designated Participant’s heirs in the case of death) will be eligible to receive a pro-rata Award based on the time employed as a Designated Participant and the Performance Goals achieved for the Plan Year.  Designated Participants who have earned an Award on this basis will receive payment on the same schedule as other Designated Participants.  The formula used to prorate the Awards shall be to adjust an otherwise full award by a fraction, the numerator of which is the number of days (or whole months) for which the Designated Participant was employed as a Designated Participant during the Plan Year and the denominator of which is 365 (or 12) (or if the Plan Year applicable to the Designated Participant is less than the full Plan Year, the total number of days or whole months in the applicable Plan Year).

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If Termination of a Designated Participant occurs prior to the end of the Plan Year for any other reason (whether voluntarily or involuntarily), the Designated Participant will forfeit the opportunity to earn an Award under the Plan, except as otherwise provided for by the Committee or, if not involving a Section 16 Officer, by the Committee or the CEO; provided, however, that if Termination of a Covered Employee occurs prior to the end of the Plan Year, such Covered Employee shall not receive an Award at the discretion of the Committee or otherwise except as provided in the preceding paragraph.

(d) Other Pro-Rata Awards.  Any Designated Participant (other than a Covered Employee who is hired after the Committee has established the Performance Goals for the Plan Year) who has been hired and selected during the Plan Year for Plan participation and who has served a minimum of three (3) months as a Designated Participant will be eligible to receive a pro-rata Award based on the time employed as a Designated Participant and the Goals achieved for the Plan Year, provided that the Designated Participant is employed by URS or an Affiliate on the last day of the Plan Year (except as provided under Section 4(c)).  The Committee, or if not involving a Section 16 Officer the Committee or the CEO, will establish the Target Award Percentage for such Designated Participants as soon as practicable after the individuals are selected, but not later than fifteen (15) days after the selection date.  The formula used to prorate the Awards shall be to adjust an otherwise full award by a fraction, the numerator of which is the number of days (or whole months) for which the individual was a Designated Participant during the Plan Year and the denominator of which is 365 (or 12).

With respect to any Covered Employee who is hired during the Plan Year after the Committee has established the Performance Goals for the Plan Year, in order for such Covered Employee to be eligible for an Award under the Plan, (i) the Covered Employee must be selected for Plan participation on his or her date of hire, (ii) the Committee must establish the Performance Goals and Target Award Percentage applicable to the Covered Employee no later than ninety (90) days after the Covered Employee’s commencement of service, provided that the outcome is substantially uncertain at such time, (iii) the Covered Employee must have served a minimum of three (3) months as a Designated Participant during the Plan Year, and (iv) the Covered Employee must be employed by URS or an Affiliate on the last day of the Plan Year (except as provided under Section 4(c)).

(e) Plan Funding.  Estimated payouts for the Plan will be accrued monthly and charged as an expense against the income statements of URS and its Affiliates, as applicable.  At the end of each fiscal quarter, the estimated Actual Awards under the Plan will be evaluated based on actual performance to date.  The monthly accrual rate will then be adjusted so that the cost of the Plan is fully accrued at Year-end.  Accrual of Awards will not imply vesting of any individual Awards to Designated Participants.

(f) Plan Administration.  Responsibility for decisions and/or recommendations regarding Plan administration are divided between the CEO and the Committee.  Notwithstanding the foregoing, the Committee retains final authority regarding all aspects of Plan administration, the resolution of any disputes, and application of the Plan in any respect to a Covered Employee.  The Committee may, without notice, amend, suspend or terminate the Plan.

(g) Assignment of Employee Rights.  No Employee has a claim or right to be a Designated Participant or a Non-Designated Participant (collectively, a “Participant”) in the Plan, to continue as a Participant, or to be granted an Award under the Plan.  URS and its Affiliates are not obligated to give uniform treatment (e.g., Target Award Percentages, discretionary Awards, etc.) to Employees or Participants under the Plan.  Participation in the Plan does not give an Employee the right to be retained in the employment of URS or its Affiliates, nor does it imply or confer any other employment rights.

Nothing contained in the Plan will be construed to create a contract of employment with any Participant.  URS and its Affiliates reserve the right to elect any person to its offices and remove Employees in any manner and upon any basis permitted by law.

Nothing contained in the Plan will be deemed to require URS or its Affiliates to deposit, invest or set aside amounts for the payment of any Awards.  Participation in the Plan does not give a Participant any ownership, security, or other rights in any assets of URS or any of its Affiliates.

(h) Withholding Tax.  URS or an Affiliate will deduct from all Awards paid under the Plan any taxes required by law to be withheld.

(i) Effective Date. The Plan is effective as of March 25, 2009, and will remain in effect until suspended or terminated by the Committee.

(j) Validity.  In the event any provision of the Plan is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Plan.

(k) Applicable Law.  The Plan will be governed by and construed in accordance with the laws of the State of California.